36236E109                                                    Page 59 of 80 Pages

                                                                       EXHIBIT 3
                                                              to AMENDMENT NO. 1
                                                                 to SCHEDULE 13D

                           [Form of Option Agreement]

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR GT INTERACTIVE SOFTWARE CORP. (THE "COMPANY"), THAT SUCH REGISTRATION IS NOT REQUIRED.

                                OPTION AGREEMENT

         OPTION AGREEMENT (this "Agreement"), dated as of July 30, 1999, among Joseph J. Cayre, Kenneth Cayre and Stanley Cayre (collectively, the "Cayre Family" or the "Optionors"), General Atlantic Partners 54, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a New York limited partnership ("GAP Coinvestment" and, together with GAP LP, the "Option Holders"), and Thomas J. Murphy (as "Escrowholder").

         1 Grant of Option.

         1.1 Grant of Option; Exercise Price. Subject to the terms and conditions set forth herein, the Optionors grant to the Option Holders an option (the "Option") to purchase from the Optionors up to an aggregate of 1,333,333 shares (subject to adjustment as provided in Sections 2.1 and 2.2) of common stock, par value $.01 per share (the "Option Shares"), of
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36236E109                                                    Page 60 of 80 Pages

GT Interactive Software Corp., a Delaware corporation (the "Company"), held by the Cayre Family, as allocated among the Cayre Family in accordance with the percentages set forth opposite each name on Schedule I hereto (the "Allocable Percentages"), represented by the stock certificates listed on Schedule II hereto (the "Stock Certificates"), at an exercise price of $.01 per share (the "Exercise Price"). The number of Option Shares that may be received upon exercise of the Option and the Exercise Price shall be subject to adjustment as provided herein.

         1.2 Duration of Option. The Option may be exercised in whole or in part, at any time or from time to time after the date hereof, but on or prior to July 30, 2006; provided, however, that in the event of the sale or merger of the Company or other business combination transaction after the closing of which the holders of a majority of the voting power of the Company prior to such merger, sale or business combination transaction do not hold a majority of the voting power of the surviving person, then this Option shall be exercisable only until the closing of such merger, sale or business combination transaction (the "Termination Date").

         1.3 Exercise. Upon exercise of the Option in accordance with Section 1.4, the aggregate number of Option Shares for which the Option shall have been exercised shall be transferred to the Option Holders by each of the Optionors pro rata according to the Allocable Percentages. All rights of the Option
Holders to purchase the Option Shares from the Optionors shall be deemed to be exercised pro rata in accordance with the Allocable Percentages.
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36236E109                                                    Page 61 of 80 Pages

         1.4 Manner of Exercising Option.

                  (a) The Option shall be exercisable by the Option Holders in whole or in part only by surrender of a completed and fully executed option exercise notice (in the form attached hereto as Exhibit A) (the "Option Exercise Notice") to the Escrowholder (as defined and named in the signature pages hereto), with a copy to the Optionors, not less than 10 days prior to the date specified in the Option Exercise Notice for the closing of the purchase and sale of the Option Shares pursuant to such Option Exercise Notice (the "Closing Date").

                  (b) On the Closing Date, the Option Holders shall deliver to each of the Optionors by wire transfer of immediately available funds, with notice of such payment to the Escrowholder, that portion of the aggregate Exercise Price for the number of Option Shares so purchased, against delivery by the Escrowholder to the Option Holders of a certificate or certificates representing such Option Shares, together with a duly exercised assignment or duly executed assignments in proper form to transfer such Option Shares to the Option Holders. The Option Shares delivered by the Escrowholder to the Option Holders shall be allocated between the Option Holders in accordance with the percentages set forth on Schedule III hereto. The aggregate Exercise Price for the Option Shares shall be allocated between each of the Optionors according to the Allocable Percentages. If the Option Holders exercise the Option for a number of Option Shares less than the aggregate number of Option Shares, then the remainder of the Option Shares shall remain available for exercise at one or more later times prior to the Termination Date in accordance with this
Agreement.
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36236E109                                                    Page 62 of 80 Pages

         1.5 Transfer of Option and Option Shares. The Option Holders shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, whether by operation of law or otherwise (each a "Transfer") this Agreement, including the Option, or any right, title or interest therein or thereto, except to one or more affiliates of the Option Holders. The Option Holders may Transfer the Option Shares issued upon exercise of the Option subject to and in compliance with applicable securities laws.

         2 Adjustment of Number of Shares; Substitute Shares.

         2.1 Adjustment for Changes in Capital Structure. "Auxiliary Security" means any property receivable by the Optionors as owners of any Option Shares or as owners of any Auxiliary Securities other than cash dividends, including, but not limited to, noncash dividends, securities or other property, arising from or issued in connection with a reorganization, combination, recapitalization, stock split, spin-off, liquidation, issue of securities or sale or merger of the Company or the issuer of any security which is an Auxiliary Security, or other similar change in the capital structure of the Company, or as a result of any other disposition or conversion of the Option Shares or the proceeds therefrom.

         If Auxiliary Securities are issued with respect to the Option Shares:

                  (a) (i) the number and type of shares transferable by the Optionors upon exercise of the Option by the Option Holders shall be equitably adjusted (but only to the extent such adjustment is made with respect to the shares underlying the Option), (ii) any Auxiliary Securities shall become a part of the Option Shares to which such Auxiliary Securities relate and (iii) upon exercise of the Option, such Auxiliary Securities shall be transferred to the Option Holders without extra cost; and
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                  (b) the certificates or other instruments evidencing title to such Auxiliary Securities, together with appropriate instruments of transfer, shall be delivered to the Escrowholder to be held in Escrow pursuant to Section 3 hereof.

         2.2 Adjustment of Option Shares. The number of Option Shares subject to this Option Agreement shall be subject to adjustment as provided in the provisos to Section 3(b) through 3(e)(i) of the Letter Agreement dated June 29, 1999 among the parties, a copy of which is attached hereto as Exhibit C (the "Letter Agreement"). If the number of Option Shares is reduced pursuant to provisos to
Section 3(b) through 3(e)(i) of the Letter Agreement, then such number of Option Shares no longer subject to this Option Agreement pursuant to such provisos shall be returned by the Escrowholder to the Optionors in accordance with the Allocable Percentages not more than five days after the occurrence of the particular event causing such reduction in the number of Option Shares.

         3 Escrow.

         3.1 Creation of Escrow. To ensure the Optionors' general ability to perform their obligations under this Agreement, the Optionors will, concurrently with the delivery of this Agreement, deliver to the Escrowholder the Stock Certificates together with a stock power (the "Stock Power") duly executed in blank, in the form attached hereto as Exhibit B, such documents to be held in escrow (the "Escrow") by the Escrowholder pursuant to the terms of this Section 3.

         3.2 Duties Upon Exercise of Option. If, on or prior to the Termination Date, the Escrowholder receives an Option Exercise Notice, the Escrowholder shall on the Closing Date (i) date the Stock Power necessary for the transfer in question, (ii) fill in the number of
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36236E109                                                    Page 64 of 80 Pages

Option Shares purchased from the Optionors by the Option Holders, and (iii) deliver to the Option Holders the Stock Power, together with a certificate or certificates representing the number of Option Shares and Auxiliary Securities, if any, purchased against delivery to the Optionors of the aggregate Exercise Price for such Option Shares so transferred; provided, however, that the Escrowholder's duties hereunder are subject to the cooperation of the Optionors, and the Company's transfer agent or counsel with respect to furnishing to the Escrowholder all necessary stock certificates, legal opinions, and other related instruments as appropriate.

         3.3 Term of Escrow. The Escrow shall continue until the earlier of (i) fifteen (15) days following the Termination Date, provided that if the Option has been duly exercised prior to the Termination Date, the Escrow shall continue until the transfer of the Option Shares so exercised has been completed on the Closing Date, and (ii) such date as the Option Holders and the Optionors have certified to the Escrowholder that the Option has expired or has been exercised in full.

         3.4 Attorney-In-Fact; Additional Stock Assignments. The Optionors
hereby constitute and appoint the Escrowholder as the Optionors'
attorney-in-fact and agent for the term of this Escrow, to execute, with respect to such securities or other property as are deposited with the Escrowholder hereunder, all documents necessary or appropriate to make such securities or other property negotiable, and to complete any transaction herein contemplated. The Optionors shall deliver to the Escrowholder from time to time such number of Stock Powers or other documents duly executed by the Optionors as may be reasonably requested by the Escrowholder.
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36236E109                                                    Page 65 of 80 Pages

         3.5 Return of Property. If at the time of termination of the Escrow pursuant to Section 3.3, the Escrowholder still has in his or her possession any documents, securities, or other property belonging to the Optionors, including, without limitation, the Option Shares, Auxiliary Securities or the Stock Power specified in Section 3.1, then the Escrowholder shall deliver all of same to the Optionors and shall then be discharged of all further obligations hereunder.

         3.6 Escrow Sole Source of Option Shares. The parties agree that the Stock Certificates, together with any other property deposited into the Escrow pursuant to Section 2.2, shall constitute the sole recourse for satisfaction of the Option Holders' rights upon exercise of the Option.

         3.7 Duties; Modification of Duties.

                  (a) The Escrowholder shall carry out the Escrowholder's duties hereunder to the best of his or her ability and the Escrowholder shall be liable only for gross negligence or willful misconduct. The Escrowholder's duties hereunder may be altered, amended, modified or revoked only by a written instrument signed by the Option Holders, the Optionors and the Escrowholder.

                  (b) The Escrowholder shall be obligated only for the performance of such duties as are specifically set forth herein, and may rely upon, and shall be protected in acting or refraining from acting in reliance upon, any instrument reasonably believed by the Escrowholder to be genuine and to have been signed or presented by the proper party or parties. The
Escrowholder shall not be personally liable for any action the Escrowholder may take or omit to take hereunder as Escrowholder or as attorney-in-fact for the Optionors
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36236E109                                                    Page 66 of 80 Pages

while acting in good faith and in the exercise of the Escrowholder's own good judgment, and any action taken or omitted to be taken by the Escrowholder pursuant to the advice of the Escrowholder's or the Company's own attorneys shall be conclusive evidence of such good faith.

                  (c) The Escrowholder is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of any court of law, but, notwithstanding the foregoing, is also hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law. In case the Escrowholder obeys or complies with any such order, judgment or decree of any court, the Escrowholder shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding that any such order, judgment or decree is subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (d) So long as the Escrowholder performs his or her duties in accordance with this Section 3.7, the Optionors and the Option Holders shall indemnify and hold harmless the Escrowholder from and against any losses, claims or written threats thereof, damages, expenses (including reasonable attorneys'
fees) incurred by the Escrowholder in any action by and among the Escrowholder, the Optionors and the Option Holders (or any combination thereof), or between the Escrowholder and a third party, in either case resulting from or arising out of the performance of his or her duties as Escrowholder pursuant to this Agreement.
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36236E109                                                    Page 67 of 80 Pages

         3.8 Authorization to Invest. Any cash distributions received by the Escrowholder pursuant to this Agreement and designated as Auxiliary Securities which are to be retained in escrow by the Escrowholder for more than fifteen
(15) days shall be invested in an interest bearing savings account specified by the Option Holders, and the interest thereon shall be deemed to constitute a part of such Auxiliary Securities, as applicable.

         3.9 Statute of Limitations. The Escrowholder shall not be liable for the lapse of any rights because of any statute of limitations applicable with respect to this Agreement or any documents deposited with the Escrowholder.

         3.10 Legal Counsel. The Escrowholder shall be entitled to employ such legal counsel and other experts as the Escrowholder may reasonably deem necessary to advise the Escrowholder properly in connection with the Escrowholder's obligations, and may pay such counsel or experts reasonable compensation therefor, for which the Escrowholder shall be reimbursed by the Option Holders.

         3.11 Termination of Duties; Successor. The Escrowholder's responsibilities as the Escrowholder hereunder shall terminate if (i) the Escrowholder shall resign by 30 days' written notice to the Optionors and the Option Holders, (ii) the Optionors and the Option Holders jointly agree to discharge the Escrowholder and to appoint the Escrowholder's successor or (iii) the Escrowholder dies. In the event of any Escrowholder's discharge as Escrowholder, by resignation, death or by otherwise becoming unable to perform his/her duties, his/her successor shall be the successor Secretary of the Company. Upon the Escrowholder's receipt of notice of any such appointment of the Escrowholder's successor,
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36236E109                                                    Page 68 of 80 Pages

he/she shall deliver all documents, shares and other property then in the Escrowholder's possession pursuant to this Agreement to such successor.

         3.12 Further Instruments. If the Escrowholder reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

         3.13 Conflicting Notices; Disputes. If the Escrowholder receives a notice from the Option Holders that the Option Holders are exercising any of their rights hereunder, then the Escrowholder shall first complete all action required with respect to such notice before taking action with respect to any subsequently received notice which in any way conflicts with the prior notice. It is understood and agreed that should any dispute arise with respect to the delivery, ownership or right to possession of the Option Shares, the Auxiliary Securities with respect thereto, and/or any other property held by the Escrowholder hereunder, the Escrowholder is authorized and directed to retain in his/her possession, without liability to anyone, all or any part of such securities and/or such other property until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected (with the understanding that the Escrowholder shall be under no duty whatsoever to institute or defend any such proceedings).

         3.14 Voting of Shares. So long as the Option Shares and/or Auxiliary Securities and any other voting securities of the Company shall be held by the Escrowholder, the Optionors shall be entitled to vote the Option Shares and/or the Auxiliary Securities in all
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36236E109                                                    Page 69 of 80 Pages

matters presented to the shareholders of the Company and shall be entitled to exercise all other rights as shareholders of the Company with respect to such securities.

         4 Representations, Warranties and Covenants of the Optionors.

         4.1 Ownership of Option Shares; No Conflicts. Each of the Optionors represents and warrants, severally and not jointly, as of the date hereof, and covenants, severally and not jointly, for the period beginning on the date hereof and ending on the Termination Date, that (i) such Optionor has the legal capacity to execute, deliver and perform his obligations under this Agreement;
(ii) such Optionor owns beneficially and of record such Optionor's Option
Shares, free and clear of any lien, claim, encumbrance or restriction of any type or nature whatsoever (other than restrictions on resale that may arise under applicable federal and securities laws) (collectively, "Liens"); (iii)
such Optionor has and will have the right to enter into this Agreement and to Transfer to the Option Holders all or any part of such Optionor's Option Shares and Auxiliary Securities free and clear of any Liens; (iv) such Optionor's
Option Shares and Auxiliary Securities are not and will not be subject to any right of first refusal, right of repurchase or any similar right granted to, or retained by, the Company, any shareholder of the Company or any other person;
and (v) there is no provision of any existing agreement, nor will such Optionor enter into any agreement, by which such Optionor is or would be bound (or to which such Optionor is or would become subject) that conflicts or would conflict with this Agreement or the performance of such Optionor's obligations under this Agreement, other than any such conflicts that have been waived.
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36236E109                                                    Page 70 of 80 Pages

         4.2 Further Assurances. Upon the reasonable request of the Escrowholder or the Option Holders, each of the Optionors will prepare, execute and deliver any further instruments and take any further action that may be necessary to carry out more effectively the purpose of this Agreement.

         5. Representations and Covenants of the Option Holders. If the Company's counsel reasonably deems it necessary, the purchase of the Option Shares and the Auxiliary Securities, if any, upon exercise of the Option may be conditioned upon the Option Holders representing to the Company as follows:

                  (a) The Option Shares and the Auxiliary Securities, if any, are being acquired (i) solely for the Option Holders' own account(s) (not for the account of any other person), and (ii) for investment purposes and not with a view to distribution or resale except in compliance with applicable federal and state laws; and

                  (b) Such other representations and warranties as are required in the opinion of the Company's counsel to comply with applicable state and federal securities laws.

         6 Miscellaneous.

         6.1 Amendment. Except as provided in Section 3.7, this Agreement may only be amended by a writing signed by the Optionors and the Option Holders.

         6.2 Entire Agreement; Controlling Document. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence and understandings between the parties with respect to the subject matter hereof, whether oral or in writing.
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36236E109                                                    Page 71 of 80 Pages

         6.3 Notices. All notices and other communications under this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received: on the date of delivery if delivered personally or by telecopier; on the second business day after the business day of deposit with the U.S. Postal Service for delivery by first class mail, registered or certified, postage prepaid; or on the first business day after the business day of deposit with a courier for overnight delivery, freight prepaid; in each such case, addressed as follows (until any such address is changed by notice duly given):

                        (a)     to the Optionors, to:
                                Joseph J. Cayre
                                Kenneth Cayre
                                Stanley Cayre
                                c/o Good Times Home Video
                                16 East 40th Street
                                New York, New York 10016
                                Telecopy: (212) 696-4880

                        (b)     to the Option Holders, to:

                                General Atlantic Partners 54, L.P.
                                GAP Coinvestment Partners II, L.P.
                                c/o General Atlantic Service Corporation
                                3 Pickwick Plaza
                                Greenwich, Connecticut 06830
                                Telecopy:  (203) 622-8818
                                Attention: William E. Ford

                        (c)     to the Escrowholder, to:

                                General Atlantic Service Corporation
                                3 Pickwick Plaza
                                Greenwich, Connecticut  06830
                                Telecopy:  (203) 618-9207
                                Attention: Thomas J. Murphy
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36236E109                                                    Page 72 of 80 Pages

         6.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.5 Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

         6.6 Headings. The section headings used in this Agreement are intended principally for convenience and shall not by themselves determine the rights and obligations of the parties to this Agreement.

         6.7 Delay and Waiver. No delay on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right. The waiver by any party of any other term or condition of this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

         6.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.
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36236E109                                                    Page 73 of 80 Pages

         IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

                                            GENERAL ATLANTIC PARTNERS 54, L.P.

                                            By: General Atlantic Partners, LLC,
                                                Its general partner

                                            By: /s/ William E. Ford
                                                -------------------
                                                Name:  William E. Ford
                                                Title: A Managing Member


                                            GAP COINVESTMENT PARTNERS II, L.P.

                                            By: /s/ William E. Ford
                                                -------------------
                                                Name:  William E. Ford
                                                Title: A General Member
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36236E109                                                    Page 74 of 80 Pages

                                            /s/ Joseph J. Cayre
                                            -------------------
                                            Joseph J. Cayre

                                            /s/ Kenneth Cayre
                                            -----------------
                                            Kenneth Cayre

                                            /s/ Stanley Cayre
                                            -----------------
                                            Stanley Cayre

                                    Escrowholder hereby acknowledges receipt of the subject matter of the escrow as described in the foregoing Agreement and hereby accepts same as Escrowholder hereunder, subject to the terms and conditions hereof.

                                    Dated as of this 30th day of July, 1999

                                    /s/ Thomas J. Murphy
                                    --------------------
                                    Thomas J. Murphy
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36236E109                                                    Page 75 of 80 Pages

                                   Schedule I

                              Allocable Percentages

The Optionors                    Percentage                 Option Shares
-------------                    ----------                 -------------
Joseph J. Cayre                  50%                        666,667
Kenneth Cayre                    25%                        333,333
Stanley Cayre                    25%                        333,333

Total                            100%                       1,333,333
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36236E109                                                    Page 76 of 80 Pages

                                   Schedule II

                           [Stock Certificate Numbers]
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36236E109                                                    Page 77 of 80 Pages

                                  Schedule III

                           Allocation of Option Shares

                                     Percentage       Option Shares
                                     ----------       -------------
GAP LP                                 81.624%          1,088,320

GAP Coinvestment                       18.376%            245,013

Total                                     100%          1,333,333
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36236E109                                                    Page 78 of 80 Pages

                                    Exhibit A

                             Option Exercise Notice

                                                                          [Date]

Joseph Cayre
Kenneth Cayre
Stanley Cayre
c/o GT Interactive Software Corp.
16 East 40th Street
New York, New York 10016

         1 Exercise of Option. Effective as of the above date, the undersigned hereby exercises its option to purchase __________ shares of common stock, par value $0.01 per share, of GT Interactive Software Corp., a Delaware corporation, pursuant to the Option Agreement, dated as of July 30, 1999 (the "Agreement"), among Joseph J. Cayre, Kenneth Cayre, and Stanley Cayre (collectively, the "Cayre Family" and the "Optionors"), General Atlantic Partners 54, L.P., a Delaware limited partnership, and GAP Coinvestment Partners II, L.P., a New York limited partnership (collectively, the "Option Holders"), and Thomas J. Murphy, as Escrowholder. The exercise price per share is $.01 for an aggregate purchase price of $______________.

         2 Delivery of Payment. The undersigned has wire transferred the above aggregate purchase price to the Optionors and attached is a confirmation of such transfer.

         3 Delivery of Certificates. You are instructed to deliver the Certificates to the undersigned as required by the Agreement.

Submitted by:                               Accepted by:

Name:                                       Name:  Thomas J. Murphy
Title:                                      Title: Escrowholder
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36236E109                                                    Page 79 of 80 Pages

                                    Exhibit B

                                   STOCK POWER

         FOR VALUE RECEIVED and pursuant to the Option Agreement, dated as of July 30, 1999 (the "Option Agreement"), between the undersigned assignor, General Atlantic Partners 54, L.P., GAP Coinvestment Partners II, L.P., and Thomas J. Murphy, as Escrowholder, the undersigned hereby sells, assigns and transfers unto _______________ (_______) shares, par value $0.01 per share, of common stock of GT Interactive Software Corp., a Delaware corporation, standing in the undersigned's name on the books of said corporation represented by certificate number __________ delivered herewith, and does hereby irrevocably constitute and appoint __________ as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

Dated:           , 19__

                                                [Optionor]

                                                By:
                                                   (Signature)


                                                   (Type or Print Name)

                                                Its

This Stock Power was executed in conjunction with the terms of the Option Agreement, and may be utilized only in connection with the terms of such agreement.

Instruction:  Please do not fill in any blanks other than the signature line.

Please check applicable box.
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